EXHIBIT 99.1



                                SUPPORT AGREEMENT


        THIS SUPPORT AGREEMENT (this "AGREEMENT") is made and entered into as of September 5, 2001, by and among INTERPLAY ENTERTAINMENT CORP., a Delaware corporation (the "INTERPLAY"), TITUS INTERACTIVE SA, a French corporation ("TITUS"), and each of the Interplay Designated Directors (as defined in Section 1 below). Titus, Interplay and the Interplay Designated Directors are herein collectively referred to as the "PARTIES."

                                    RECITALS

     A. Titus is the record holder of 19,474,761 shares of Common Stock and 383,353 shares of Series A Preferred Stock of Interplay entitled to cast votes at the next Annual Meeting of Stockholders of Interplay scheduled for September 18, 2001 (the "2001 MEETING").

     B. Titus has previously nominated five directors for election at the 2001 Meeting and regardless of the number of shares present and voting at the 2001 meeting, may have the ability to elect at least a majority of the Board of Directors at the 2001 Meeting.

     C. Titus has announced that if it is successful in electing a majority of the Board of Directors at the 2001 Annual Meeting, Titus will attempt to make changes in the senior management of Interplay.

     D. Titus desires that the composition of the Board of Directors of Interplay (the "Board") be modified in advance of the 2001 Meeting.

     E. The Parties desire to enter into this Agreement to provide for modification of the composition of the Board of Directors of Interplay in advance of the 2001 Meeting.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and subject to the conditions set forth herein, the parties agree as follows:

     1. RELEASE BY TITUS.

          1.1 Effective as of and conditional upon the occurrence of the Closing, and subject to the full and complete satisfaction by Interplay of its obligations under this Agreement and the agreements attached to this Agreement, Titus, for itself and for its agents, successors-in-interest and assigns, irrevocably and unconditionally releases and forever discharges Brian Fargo, Robert Sirotek, Richard Lehrberg, Stanley Roach and Keven Baxter (each an "INTERPLAY DESIGNATED DIRECTOR" and collectively, the "INTERPLAY DESIGNATED DIRECTORS"), and each of them, from any and all causes of action, claims, actions, rights, judgments, attorneys' fees, obligations, damages, demands, accountings or liabilities of whatever kind and character, whether now known or unknown, suspected or unsuspected, existing as of the date hereof, which Titus has or may have against the Interplay Designated Directors, and each of them, only with respect to, arising under or in connection with (and none other), the actions and omissions undertaken in their capacity as directors of Interplay prior to and through and including the date of this Agreement.


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          1.2 Titus agrees that each Interplay Designated Director is a direct beneficiary with respect to each provision of this Agreement applicable to such Interplay Designated Director and may enforce each of these provisions.

          1.3 Titus represents and warrants to the Interplay Designated Directors as of the date of this Agreement and as of the Closing Date that it has not assigned nor subrogated any of said rights, claims and causes of action referenced in this SECTION 1, or authorized any other person or entity to assert any of these claims on its behalf.

          1.4 Effective as of and conditional upon the occurrence of the Closing, Titus agrees and covenants never to, and, except as required by law or judicial process, agrees and covenants that is shall not assist or encourage third parties in any manner to, file a lawsuit, arbitration proceeding or any other administrative proceeding against any Interplay Designated Director for any causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind and character released and discharged by such party pursuant to this Agreement.

          1.5 It is the intention of Titus that this Agreement shall be effective as a full and final accord and satisfaction and release of all of the claims and judgments specifically released pursuant to SECTION 1 of this Agreement. Titus hereby acknowledges that it has read and is familiar with California Civil Code Section 1542 which states as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEAS E, WHICH IF KNOWN TO HIM MUST HAVE
         MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     Effective as of and conditional upon the occurrence of the Closing, Titus does hereby expressly waive and relinquish all rights and benefits which it has or may have under California Civil Code Section 1542 (or any similar law of any other country, state, territory or jurisdiction) to the fullest extent that it may lawfully waive such rights and benefits. In connection with the waiver and relinquishment set forth in this SECTION 1, Titus acknowledges that it is aware that it may hereafter discover facts in addition to and/or different from those now known or believed to be true with respect to the subject matter of this Agreement, but that notwithstanding that fact, it is Titus' intention hereby to fully, finally, and forever release all of the claims released herein, known or unknown, suspected or unsuspected, which now exist, may in the future exist or heretofore have existed between each respective party, on the one hand, and those parties, persons and entities granted releases by it, on the other hand, and that in furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases, notwithstanding the discovery or existence of any such additional or different facts.

     2. ADDITIONAL COVENANTS OF INTERPLAY. Effective as of and conditional upon the occurrence of the Closing, and subject to the full and complete satisfaction by Titus of its obligations under this Agreement, Interplay covenants and agrees with Titus as follows:


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          2.1 PROXY STATEMENT. Interplay shall file with the Securities and
Exchange Commission and mail to stockholders of Interplay a Notice of Annual Meeting for the 2001 Meeting as soon as possible but in any event no later than Friday, September 7, 2001, which notice shall be accompanied by a Proxy Statement and Proxy Card that solicits from Interplay stockholders proxies for the election of the Continuing Directors (as defined below), among other matters. Interplay shall cause the proxy identified in the Proxy Card to vote the shares that are the subject of such stockholder proxies which have indicated a vote "FOR" the Continuing Directors, for the election of the Continuing Directors at the 2001 Meeting.

          2.2 FURTHER ASSURANCES. Interplay agrees that it shall at its own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement and to cause the timely satisfaction on or before 7:00 p.m. Pacific time on September 5, 2001 of each of the conditions to the obligations of Titus set forth in SECTION 4.2 below.

          2.3 ENGAGEMENT OF EUROPLAY. Interplay hereby engages Europlay 1, LLC ("EUROPLAY") as its exclusive advisor to assist the Board of Directors to effect a restructuring of Interplay following the Closing, including assistance with respect to hiring a new executive team, reductions in staff, analysis and development of restructuring plans, debt restructure advice, oversight of the LaSalle relationship, negotiations with licensors to assist in the preservation of key Interplay licenses, review and development of a new business plan, and the introduction of investment banks and underwriters to Interplay to assist in the private placement of equity securities. Interplay will provide indemnification to Europlay, and the liability of Europlay to Interplay will be equivalent to the most favorable terms of indemnification and limitation of liability as have been provided by Interplay to any investment banking firm engaged by Interplay during the twelve months preceding the date hereof. Europlay's compensation shall be negotiated by Interplay and Europlay as soon as practicable following the Closing, but in any event within 5 days following the Closing, and shall be at least equal to the compensation paid to industry leading advisory firms for similar services; provided, however, that if a majority of the Board of Directors of Interplay is unable to agree on the level of compensation payable to Europlay for such services consistent with the terms hereof, such compensation shall be determined by a panel of three of investment banks, one selected by Europlay, one selected by Interplay, and the third selected by two investment banks selected by each of Europlay and Interplay. Europlay shall be deemed to be a third party beneficiary with respect to the terms of this SECTION 2.3 and shall have the right to enforce this SECTION 2.3 as if a party to this Agreement.

     3. ADDITIONAL COVENANTS OF TITUS. Effective as of and conditional upon the occurrence of the Closing, and subject to the full and complete satisfaction by Interplay of its obligations under this Agreement, Titus covenants and agrees with Interplay as follows:

          3.1 FINANCING ASSISTANCE. Titus will cooperate with Interplay and work diligently with Interplay and its management to conclude a private placement by Interplay of its debt or equity securities as soon as possible following the Closing. Titus will advise the Board of Directors of Interplay from time to time of the status of its financing efforts on Interplay's behalf, and will timely provide the Board of Directors with all material information concerning Titus' financing efforts.

          3.2 INDEPENDENT DIRECTOR COMMITTEE. Titus agrees that, except for carrying out executory transactions in accordance with agreements currently existing (PROVIDED, that any material


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amendment or material waiver of existing agreements or the terms thereof do require the approval of the committee as set forth herein) between Interplay and Titus or its affiliates, including Virgin Interactive Entertainment Limited ("VIRGIN"), the approval of a committee of disinterested directors shall be required for any transaction involving Interplay, on the one hand, and Titus or its affiliates, including Virgin, on the other hand, that occurs prior to the closing by Interplay of one or more sales of its debt and/or equity securities which raises aggregate gross proceeds to Interplay of at least $5,000,000. Prior to the 2001 Meeting, the committee shall be comprised of Michel Welter and Keven Baxter, and after the 2001 Meeting the committee shall be comprised of Michel Welter and Brian Fargo. Notwithstanding the foregoing, the approval of the committee of disinterested directors shall not be required with respect to matters related to the engagement by Interplay of Europlay as a financial advisor.

          3.3 D&O INSURANCE. Provided that Titus is able to elect a majority of the Board of Directors of Interplay, Titus will use its commercially reasonable efforts to cause Interplay to maintain in effect, and Interplay agrees to maintain in effect, for a period of 5 years from the Closing a directors' and officers' liability insurance policy with coverage equal to or better than that provided by the Interplay policy as currently in effect, as well as a "tail" policy for an extended reporting period covering claims arising from incidents occurring during the coverage period for the current or last effective policy, provided that the annual cost to Interplay for such policies is no more than 300% of the annual cost of the Interplay policy as currently in effect.

          3.4 FURTHER ASSURANCES. Titus agrees that it shall at its own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement and to cause the timely satisfaction on or before 7:00 p.m. Pacific time on September 5, 2001 of each of the conditions to the obligations of Interplay set forth in SECTION 4.3 below.

     4. CLOSING AND CLOSING CONDITIONS.

          4.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the day that the conditions to the Closing set forth in SECTIONS 4.2 and 4.3 of this Agreement shall have been satisfied or waived (by the party entitled to waive the same), or at such other place or time as Titus and Interplay shall mutually agree. The date of the Closing is referred to in this Agreement as the "CLOSING DATE."

          4.2 CONDITIONS TO TITUS' OBLIGATIONS. The obligations of Titus under this Agreement are subject to the satisfaction of the following conditions, any of which may be waived in writing in whole or in part by Titus:

          4.2.1 Robert Sirotek, Richard Lehrberg and Stanley Roach shall have resigned from the Board of Directors of Interplay immediately prior to the Closing.

          4.2.2 The By-Laws of Interplay shall have been amended, conditional upon the Closing, to provide that the number of directors may be fixed by the vote of a majority of the directors.


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          4.2.3 Michel Welter, Nathan Peck and Michel Henri Vulpillat shall have been appointed to the Board of Directors of Interplay to fill the vacancies created by the resignations of Messrs. Sirotek, Lehrberg and Roach.

          4.2.4 If there are any other resignations of directors on the Board of Directors, the vacancy created thereby either shall remain vacant or shall be filled by the remaining members of the Board of Directors.

          4.2.5 Interplay shall have appointed Nathan Peck as its interim Chief Administrative Officer.

          4.2.6 The Board of Directors of Interplay shall have nominated each of Herve Caen, Eric Caen, Nathan Peck, Michel Welter, Brian Fargo and Michel Henri Vulpillat (the "CONTINUING DIRECTORS") for election as directors at the 2001 Meeting, and the Board resolutions approving such nominees for election at the 2001 Meeting shall provide that any change in the nominees will be effective only with the unanimous approval of the Board of Directors.

          4.2.7 Titus shall have received a certificate from the Secretary of Interplay certifying to the satisfaction of the conditions set forth in this
Section 4.2.

          4.3 CONDITION TO INTERPLAY'S OBLIGATIONS. The obligations of Interplay under this Agreement are subject to the satisfaction of the following conditions, any of which may be waived in writing in whole or in part by
Interplay:

          4.3.1 NEVERWINTER NIGHTS. Titus shall have procured the agreement of Virgin to waive Virgin's refusal rights with respect to the distribution by Infogrames, Inc. of the Neverwinter Nights title in the territory that is the subject of Interplay's International Distribution Agreement with Virgin on terms that provide for the payment by Infogrames, Inc. to Interplay on or before September 10, 2001 of an advance against royalties of at least $2,000,000. Titus acknowledges that the cash amount received from Infogrames may be net of amounts owed by Interplay to Infogrames.

     5. TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

          5.1 by Titus if any of the conditions in SECTION 4.2 have not been satisfied on or before 7:00 p.m. Pacific time on September 5, 2001 (the "EXPIRATION DATE") (other than through the failure of Titus to comply with its obligations under this Agreement) and Titus has not expressly waived such condition in writing on or before the Expiration Date; or

          5.2 by Interplay if any of the conditions in SECTION 4.3 have not been satisfied on or before the Expiration Date (other than through the failure of Interplay to comply with its obligations under this Agreement) and Interplay has not expressly waived such condition in writing on or before the Expiration Date.

     6. MISCELLANEOUS.

          6.1 NOTICES. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered


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by personal service, courier, facsimile transmission (which must be confirmed)
or by United States first class, registered or certified mail, postage prepaid, to the following addresses:

                        (a)  if to Titus, to:

                             Titus Interactive SA
                             c/o Titus Software Corporation
                             20432 Corisco Street Chatsworth, California  91311
                             Attention: Mr. Herve Caen, Chairman and
                             Chief Executive Officer
                             Telecopier: (818) 709-6537

                             with copies to:

                             Titus Interactive SA
                             Parc de l'esplanade 12, Rue Enrico
                             Fermi Saint Thibault des Vignes
                             77462 Lagny sur Marne Cedex
                             France
                             Attention: Mr. Eric Caen, President
                             Telecopier: 011-33-1-60-31-59-60

                             and

                             Murray Markiles, Esq.
                             Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                             2029 Century Park East - 24th Floor
                             Los Angeles, California 90067-3010
                             Telecopier: (310) 728-2233

                        (b)  if to Interplay, to:

                             Interplay Entertainment Corp.
                             16815 Von Karman Avenue
                             Irvine, California  92606
                             Attention: Mr. Brian Fargo, Chairman and
                             Chief Executive Officer
                             Telecopier: (949) 252-0667

                             with a copy to:

                             K.C. Schaaf, Esq.
                             Stradling Yocca Carlson & Rauth, a professional
                                corporation
                             660 Newport Center Drive, Suite 1600
                             Newport Beach, California 92660
                             Telecopier: (949) 725-4100

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be


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effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

          6.2 ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

          6.3 ASSIGNMENT. No party may assign this Agreement, and any attempted or purported assignment or any delegation of any party's duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement.

          6.4 WAIVER AND AMENDMENT. No provision of this Agreement may be amended or waived unless in writing signed by Interplay, Titus and at least a majority of the Interplay Designated Directors, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.

          6.5 SURVIVAL. The agreements contained herein which by their terms survive the Closing shall survive the Closing and Closing Date in accordance with their terms, are intended to benefit each of Titus, Interplay and the Interplay Designated Directors, and shall be binding on all successors and assigns of Interplay and Titus and shall be enforceable by each of the Parties and its or his heirs and representatives.

          6.6 GOVERNING LAW; JURISDICTION. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof. In the event of any action, suit or proceeding brought under or in connection with this Agreement exclusive venue and jurisdiction shall lie with the state and federal courts sitting in the County of Orange, State of California.

          6.7 SEVERABILITY. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          6.8 CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

          6.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          6.10 COSTS AND ATTORNEYS' FEES. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit, arbitration or other



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proceeding, including any and all appeals or petitions therefrom. As used in this Section, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

          6.11 JUDICIAL INTERPRETATION. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

          6.12 FORCE MAJEURE. If any party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

                         (SIGNATURES ON FOLLOWING PAGE)


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     IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

                                    INTERPLAY ENTERTAINMENT CORP.,
                                    a Delaware corporation


                                    By:   /S/ BRIAN FARGO
                                          -------------------------
                                          Brian Fargo
                                    Its:  Chief Executive Officer


                                    TITUS INTERACTIVE SA,
                                    a French corporation


                                    By:   /S/ HERVE CAEN
                                          -------------------------
                                          Herve Caen
                                    Its:  Chief Executive Officer



                                    INTERPLAY DESIGNATED DIRECTORS:

                                    /S/ STANLEY ROACH
                                    --------------------------------
                                    Stanley Roach


                                    /S/ ROBERT SIROTEK
                                    --------------------------------
                                    Robert Sirotek


                                    /S/ RICHARD LEHRBERG
                                    --------------------------------
                                    Richard Lehrberg


                                    /S/ KEVEN BAXTER
                                    --------------------------------
                                    Keven Baxter


                                    /S/ BRIAN FARGO
                                    --------------------------------
                                    Brian Fargo



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